Exhibit 10.32

Domtar Corporation

Replacement Long-Term Incentive Compensation Plan

for Former Employees of Weyerhaeuser Company

i

ARTICLE V. PERFORMANCE SHARE AWARDS		10
5.	Performance Share Awards	10
5.1.	Performance Share Awards Authority	10
5.2.	Payout Upon Termination	10

ARTICLE VI. GENERAL		10
6.1.	Amendment and Termination of Plan	10
6.2.	Continued Employment; Rights in Options and Awards	10
6.3.	Other Compensation Plans	11
6.4.	Certificates for Shares; Registration	11
6.5.	No Rights as Shareholder	11
6.6.	No Assignment or Transfer of Interests	11
6.7.	Compliance with Laws and Regulations	11
6.8.	Withholding of Taxes	11
6.9.	No Trust or Fund	12
6.10.	Governing Law	12
6.11.	Severability	12

ii

Domtar Corporation

Replacement Long-Term Incentive Compensation Plan

For Former Employees of Weyerhaeuser Company

ARTICLE I.

GENERAL

1.1. Name of Plan

The name of the plan set forth herein is the “Domtar Corporation Replacement Long-Term Incentive Compensation Plan for the Former Employees of Weyerhaeuser Company,” herein called the “Plan.”

1.2. Purposes

The purposes of the Plan are to enhance the long-term profitability and shareholder value of Domtar Corporation (the “Company”) by offering stock based incentives to those employees of the Company and Subsidiaries who are key to the growth and success of the Company, to attract and retain executives with experience and ability on a basis competitive with industry practices and to encourage executives to acquire and maintain stock ownership in the Company through the surrender of awards granted under the Weyerhaeuser Company Long-Term Incentive Compensation Plan (the “Prior Plan”) in exchange for awards granted under this Plan in accordance with the Transaction Agreement (as hereinafter defined).

1.3. Effective Date

The effective date of the Plan is the date immediately prior to the Closing of the transactions contemplated by the Transaction Agreement.

1.4. Number of Shares

1.4.1 Authorized Number of Shares. The number of Shares that may be issued under the Plan shall not exceed 4,363. Shares issued pursuant to the Plan will be authorized and unissued Shares which may includes Shares which from time to time have been reacquired by the Company.

1.4.2 No Reuse of Shares. To the extent that (a) any Stock Option or Stock Appreciation Right expires, or is terminated, canceled or surrendered, without being exercised (including, without limitation, in connection with the grant of a replacement option); (b) Shares are not issued upon exercise of any Stock Appreciation Right; (c) the underlying Shares are not issued because the Award is forfeited, terminated, surrendered or canceled; or (d) Shares are not issued pursuant to any Performance Share Award, shares underlying or subject to such Stock Option, Stock Appreciation Right or Award shall revert to the Company and no longer be available for issuance under the Plan.

1.4.3 Adjustment of Shares. In the event that at any time or from time to time a stock dividend, stock split, recapitalization, merger, consolidation, or other change in capitalization of the Company, or a sale by the Company of all or part of its assets, or any distribution to shareholders other than a cash dividend, results in (a) the outstanding Shares, or any securities exchanged therefore or received in their place being exchanged for a different number or class of securities of the Company or of any other corporation, or (b) new, different or additional securities of the Company or of any other corporation being received by the holders of Shares of the Company, then:

(i) the limitation on Shares set forth in Section 1.4.1 of Article I;

(ii) the number and class of Shares that may be made subject to Stock Options, Stock Appreciation Rights and Awards;

(iii) the Option Price of unexercised Stock Options and Stock appreciation Rights; and

(iv) Share values or prices used for calculation purposes shall in each case be equitably adjusted as determined by the Committee in its sole discretion.

1.5. Administration

1.5.1 Administration and Interpretation by the Committee. The Plan shall be administered by the Committee. Members of the Committee shall not be eligible to participate in the Plan, and no member of the Committee shall have been, during the period of one year prior to Committee service, granted or awarded equity securities of the Company pursuant to the Plan or pursuant to any other plan of the Company. Members of the committee must be “Outside Directors” for the purposes of Section 162(m) of the Internal Revenue Code of 1986, which section was adopted as part of the Omnibus Budget Reconciliation Act of 1993, or any successor provision. The Committee shall have exclusive authority to designate the employees of the Company and Subsidiaries who are eligible to participate in the Plan as Participants. The Committee shall also have exclusive authority to interpret the Plan and may from time to time adopt, and change, rules and regulations of general application for the administration of the Plan, including rules and regulations relating to the manner of exercise and settlement of Stock Options and Stock Appreciation Rights, issuance and custody of Restricted Stock and the manner of settlement of Performance Share Awards. The Committee’s interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Committee pursuant to the Plan, shall be conclusive and binding on all parties involved or affected. The Committee may delegate administrative duties to such of the officers of the Company as it so determines.

1.5.2 Interpretation; Change of Control Adjustments. Without limiting the preceding Section 5.1, and notwithstanding any other provisions of the Plan, the Committee is authorized to take such action as it determines to be necessary or advisable, and fair and equitable to Participants, with respect to Stock Options, Stock Appreciation Rights and Awards in the event of a merger of the Company with, consolidation of the Company into, or the acquisition of the Company by, another corporation, or a sale or transfer of all or substantially all of the assets of the Company to another corporation or any other person or entity, a tender or exchange offer for Shares made by any corporation, person or entity (other than the Company), or other reorganization, as a result of which the Company is not likely to continue as an independent, publicly-owned corporation. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions, or duration of, or restrictions on, Stock Options, Stock Appreciation Rights and Awards so as to provide for earlier, later, extended or additional times for exercise, payments or settlement or lifting of restrictions, differing methods for calculating payments or settlements and other modifications, and the Committee may take such actions by adopting rules and regulations applicable to all Participants, to certain categories of Participants or only to individual Participants. The Committee may take such actions before or after making the grants of Stock Options, Stock Appreciation Rights or Stock Awards to which the action relates and before or after any public announcement with respect to such merger, consolidation, acquisition, sale or transfer of assets, tender or exchange offer or other reorganization that is the reason for such action.

1.6. Limitation on Eligibility and Grants.

An Award may be granted under this Plan only to an employee or officer of the Company who held a Prior Plan Award who has elected to surrender all of his or her Weyerhaeuser Equity Awards in exchange for an Award granted by the Company under the Plan. The Committee shall have the authority to grant only Substituted Spinco Options, Substituted Spinco RSUs and Substituted Spinco SARs under the Plan having the terms and provisions set forth in the Transaction Agreement.

ARTICLE II.

DEFINITIONS

2. Definitions

For purposes of the Plan, the following terms shall be defined as set forth below:

2.1. “Award” means any award or grant of Shares under Article IV and any award or grant of Performance Shares under Article V.

2.2. “Code” means the Internal Revenue Code as amended from time to time.

2.3. “Committee” means the Human Resources Committee of the Board of Directors of the Company.

2.4. “Company” means Domtar Corporation, a Delaware corporation.

2.5. “Disability” means a medical condition in which a Participant is either entitled to total and permanent disability benefits under the Social Security Act or judged to be totally and permanently disabled by the Committee or any person or committee delegated by the Committee to make such determinations.

2.6. “Early Retirement” means retirement on a date after an individual reaches age 55 with at least 10 years of service, but prior to the individual reaching age 65.

2.7. “Exercise/Sell Election” means the election set forth in Section 3.1.3 of Article III

2.8. “Fair Market Value” means the arithmetic average of the highest and lowest sales prices per Share on a day as reported on the consolidated transaction reporting system for New York Stock Exchange issues for the day.

2.9. “Grant Date” means the grant date of the Prior Plan Awards surrendered in exchange for the Award.

2.10. “Holder” means the Participant to whom is granted a Stock Option, Stock Appreciation Right or Award, or the personal representative of the Holder who has died.

2.11. “Incentive Stock Option” means an option to purchase Shares granted under Article III of the Plan with the intention that it qualify as an “incentive stock option” as that term is defined in Section 422 of the Code.

2.12. “Non-Qualified Stock Option” means an option to purchase Shares granted under Article III of the Plan other than an Incentive Stock Option.

2.13. “Option Price” means the purchase price of Shares, as prescribed by the Committee, in respect to any Stock Option or Stock Appreciation Right.

2.14. “Participant” means an individual who is a Holder of Stock Options, Stock Appreciation Rights and/or Awards.

2.15. “Performance Measures” means objective criteria specifically defined by the Committee on a Company-specific basis, business-unit basis or in comparison with peer group performance, which may include or exclude specified items of an unusual or nonrecurring nature, and are based on one or more of the following: earnings before interest and taxes, net earnings, earnings per share, return on equity, return on assets, return on capital employed, cash flow, cost reduction, stock price appreciation, total shareholder return, economic value added, cash flow return on investment, and cash value added.

2.16. “Performance Share” means a unit of value, equal on the Grant Date to the Fair Market Value of a Share on such Date or such greater value as the Committee shall prescribe, used to calculate the total value of a Performance Share Award.

2.17. “Performance Share Award” means an award granted under Article V of the Plan the payout of which is subject to achievement through a performance period of performance goals prescribed by the Committee.

2.18. “Prior Plan” shall have the meaning set forth in Section 2.1 of Article I.

2.19. “Prior Plan Award” means an award granted to a Participant under the Prior Plan that has been surrendered by the Participant in exchange for an Award granted under this Plan pursuant to the terms of the Transaction Agreement

2.20. “Restricted Stock Award” means an award of Shares granted under Article IV of the Plan the rights of ownership of which are subject to restrictions prescribed by the Committee.

2.21. “Retirement” means retirement upon or after an individual reaches age 65, Early Retirement, or termination of employment due to a Disability with at least 10 years of service with the Company or a Subsidiary.

2.22. “Shares” means the common shares (par value $0.01 per share) of the Company.

2.23. “Stock Appreciation Right” means a right, granted under Section 3.1.2 of Article III, to surrender to the Company all or a portion of the related Stock Option, if any, and to receive an amount (in Shares or cash or any combination of Shares and cash, as the Committee shall determine) equal to the excess of the Window Period Fair Market Value per Share for the date the Stock Appreciation Right is exercised over the Option Price per Share, in the case of a Stock Appreciation Right exercised within a Window Period, or equal to the excess of the Fair Market Value per Share for the date the Stock Appreciation Right is exercised over the Option Price per Share in the case of a Stock Appreciation Right exercised on a date outside a Window Period.

2.24. “Stock Option” or “Option” means the right to purchase Shares granted under Section 3.1.1 of Article III of the Plan.

2.25. “Subsidiary” means a corporation the voting share ownership of which, by the Company or another Subsidiary, is sufficient for the election of a majority of the directors of the corporation.

2.26. “Substituted Spinco Options” shall have the meaning set forth in the Transaction Agreement.

2.27. “Substituted Spinco RSUs” shall have the meaning set forth in the Transaction Agreement.

2.28. “Substituted Spinco SARs” shall have the meaning set forth in the Transaction Agreement.

2.29. “Transaction Agreement” means the Amended and Restated Transaction Agreement, dated as of January 25, 2007, among Weyerhaeuser Company, the Company, Domtar Paper Company, LLC, Domtar Delaware Holdings Inc., Domtar Pacific Papers Inc., Domtar Pacific Papers ULC, Domtar (Canada) Paper Inc. and Domtar Inc. as the same may be amended from time to time.

2.30. “Weyerhaueser” means Weyerhaeuser Company, a Washington corporation.

2.31. “Weyerhaeuser Equity Award” shall have the meaning set forth in the Transaction Agreement.

2.32. “Window Period” means a period of ten days on which there is trading in Shares on the New York Stock Exchange, beginning with the third trading day after disclosure by the Company to the public of its earnings for the fiscal period just ended and ending with the twelfth such day.

2.33. “Window Period Fair Market Value” means the highest daily mean price per Share during the Window Period, determined from sales prices as reported on the consolidated transaction reporting system for New York Stock Exchange issues for the Window Period.

ARTICLE III.

STOCK OPTIONS; STOCK APPRECIATION RIGHTS

3.1. Types of Stock Options

3.1.1 Types of Options. The Committee is authorized to grant Stock Options to Participants either alone or wholly or partially in connection with Stock Appreciation Rights, for such number of Shares and at such Option Price, and exercisable in such installments over such periods of time and subject to such vesting provisions, as the Committee shall determine. The Committee shall designate each Option issued hereunder as an “Incentive Stock Option” or a “Non-Qualified Stock Option.” The aggregate Fair Market Value on the Grant Date of Share with respect to which Incentive Stock Options are exercisable by the Participant for the first time in any calendar year shall not exceed the amount provided for in Section 422 of the Code.

3.1.2 Stock Appreciation Rights. The Committee is authorized to grant Stock Appreciation Rights, either alone or wholly or partly in conjunction with Stock Options, for such numbers of Shares and at such Option Prices as the Committee shall determine. Upon exercise of a Stock Appreciation Right, the Holder shall be entitled to receive Shares having value equivalent to 50% of the difference per Share between the Window Period Fair Market Value, or the Fair Market Value, whichever is applicable, and the Option Price, multiplied by the number of Shares as to which the Stock Appreciation Right is exercised, and cash equivalent to 50% of the difference per Share between the applicable Window Period Fair Market Value or Fair Market Value and the Option Price, multiplied by the number of Shares as to which the Stock Appreciation Right is exercised, provided that the Committee shall have the sole discretion to determine in any case or cases such other form in which payment will be made, i.e. all cash, all Shares, or any combination thereof If the Holder is to receive Shares upon exercise of a Stock Appreciation Right, the number of Shares so determined is not a whole number, such number shall be reduced to the next lower number and there shall be paid to the Holder in cash an amount equal to the product of multiplying the remaining fractional share by the applicable Fair Market Value of one share on the exercise date.

3.1.3 Exercise/Sell Election. Holders of Stock Options not granted in conjunction with Stock Appreciation Rights shall have, at each time of exercise of such an Option, the right to elect to exercise such Option by causing a cash payment of the Option Price to be made to the Company and simultaneously having such number of such Shares, as is determined by the Secretary of the Company, sold through a Company-designated registered broker in an open market transaction without cost of sale to the Holder, such “exercise/sell election” to be effected in accordance with procedures and documentation established by the Secretary of the Company. The Holder of such Exercise/Sell election shall have the right to elect either to either: (A) have the number of Shares to be sold approximate the number of Shares that upon sale on the exercise date would be required to yield cash proceeds equivalent to the sum of (i) the total Option Price for the Shares as to which the option is exercised and (ii) 50% of the difference between (x) the total Fair Market Value on the exercise date of the Shares as to which the option is exercised; and (y) the total Option Price for the Shares as to which the option is exercised; or (B) have the number of Shares sold be the number of shares as to which the option is exercised. The Holder of the Stock Option with the Exercise/Sell Election electing under (A) above shall be entitled to receive (i) the proceeds of sale of the Shares to be sold remaining after payment to the Company of the Option Price and the applicable tax withholding; and (ii) the number of Shares remaining after the sale of Shares as provided above. The Holder of the Stock Option with the Exercise/Sell Election electing under (B) above shall be entitled to receive the proceeds of the sale of the Shares to be sold remaining after payment to the Company of the Option Price and the applicable tax withholding.

3.2. Option Price. The Option Price of the Shares subject to any Stock Option or Stock Appreciation Right shall be determined by the Committee, as provided in the Transaction Agreement.

3.3. [Reserved].

3.4. Vesting; Exercise Upon Termination of Employment

3.4.1 Initial Vesting Period. Each Stock Option and Stock Appreciation Right shall become initially exercisable only after one year (or such longer period as may be determined by the Committee) of continuous employment of the Holder by the Company and/or one or more Subsidiaries after the Grant Date, provided, that if the Holder shall die prior to completion of such year of continuous employment, each Stock Option and Stock Appreciation Right held by such Holder may nevertheless be exercised in accordance with this Article 3.

3.4.2 Term of Options and Stock Appreciation Rights. Except as otherwise provided in this Article 3, each Stock Option and Stock Appreciation Right shall by its terms expire at such time as the Committee may determine in granting it, but not later than ten years from the Grant Date.

3.4.3 Exercise by Personal Representative. Any Stock Option or Stock Appreciation Right exercisable at the time of death of the Holder may be exercised by the personal representative of the Holder entitled thereto at any time or from time to time within two years after the date of death, but in no event later than ten years (or such shorter period as determined under Section 3.4.2) from the Grant Date.

3.4.4 Exercises of Options and Rights. Each Stock Option and Stock Appreciation Right shall be exercisable by the Holder from time to time for the full amount or for any part thereof, but no such Option or Right shall be exercised in part more frequently than once in any period of ten business days.

3.4.5 Post-Termination Exercises. In case of termination of employment of the Holder other than by reason of death, any Stock Option or Stock Appreciation Right of the Holder shall be exercisable only: (i) within three years if the termination of the Holder’s employment is coincident with Retirement or Early Retirement or is as a result of position elimination, or (it) within three months after the date the Holder ceases to be an employee of the Company or a Subsidiary if termination of the Holder’s employment is for any reason other than Retirement, Early Retirement or position elimination, but in no event later than ten years (or such shorter period determined under Section 3.4.2) from the Grant Date. Neither transfer of employment between or among the Company and Subsidiaries, or a leave of absence approved in accordance with Company procedures, shall be considered termination of employment.

3.5. Payment for Shares

3.5.1 Form of Payment. Upon exercise of a Stock Option not involving exercise of a related Stock Appreciation Right, in whole or in part, the Option Price for Shares to which the exercise relates shall be paid in cash or, unless otherwise designated by the Committee at the time the Stock Option is granted, paid for with Shares (in the manner designated by the Secretary of the Company) valued at their Fair Market Value on the exercise date, and no Shares shall be issued until such payment in full has been made. The Holder shall have none of the rights of a shareholder with respect to Shares subject to a Stock Option or Stock Appreciation Right unless and until the Shares are issued to the Holder.

ARTICLE IV.

STOCK AWARDS

4. Stock Awards

4.1. Committee Authority. The Committee is authorized to make awards of Shares of the Company subject to Performance Measures established by the Committee, in writing, no later than the first 90 days of the period in which the performance Measure shall apply. Performance periods shall not be shorter than one year from the Grant Date. Other terms, conditions and restrictions of such awards shall be set forth in an agreement or agreements between the Company and the recipient of the Award. The terms, conditions and restrictions which the Committee shall have the power to determine shall include the manner in which Shares subject to Restricted Stock Awards are held during the periods they are subject to restrictions and the circumstances under which forfeiture of Restricted Stock Share Awards and Shares subject to Restricted Stock Awards shall occur by reason of termination of employment of the Holder.

4.2. Issuance of Shares. Upon the satisfaction of the terms, conditions and restrictions prescribed in respect to a Restricted Stock Award, or upon the Holder’s release from the terms, conditions and restrictions of a Restricted Stock Award, as determined by the Committee, the Company shall deliver, as soon as practicable, to the Holder, or in the case of the Holder’s death, to the personal representative of the Holder or as the appropriate court directs, a stock certificate for the appropriate number of Shares.

4.3. Waiver of Restrictions. Notwithstanding any other provisions of the Plan, the Committee may, in its sole discretion, waive the forfeiture period and any other terms, conditions or restrictions of any Stock Award under circumstances (including the death, Disability, Retirement or Early Retirement of the Holder, or material change in the Holder’s circumstances arising after the date of the Award), and subject to such terms and conditions (including forfeiture of the Shares) as the Committee shall deem appropriate.

ARTICLE V.

PERFORMANCE SHARE AWARDS

5. Performance Share Awards

5.1. Performance Share Awards Authority. The Committee is authorized to grant performance Share Awards to Participants using Performance Measures established by the Committee, in writing, no later than the first 90 days of the period in which the Performance Measure shall apply. In addition, the Committee is authorized to determine: (a) the length of performance periods except that no performance period may be shorter than one year from the Grant Date, (b) the amount and frequency of grants of Performance Share Awards, both independently and in relation to grants of Stock Options and other Awards, and (c) the form of payment of Awards, which may be in cash, shares, Options, Rights or Awards or any combination of cash, Shares, Options, Rights and Awards. The Committee may not adjust performance goals and performance periods established for any Award if such adjustment would increase the amount of the Award.

5.2. Payout Upon Termination. In the event a Holder’s employment by the Company or a Subsidiary terminates during the performance period of a Performance Share Award, payout shall be as follows:

(a) If the termination of employment is the result of discharge for cause or resignation, or Early Retirement prior to age 62 at the request of the Holder, the Award shall be forfeited in full.

(b) If the termination is the result of Retirement, death, Disability, position elimination, or Early Retirement at the request of the Company, payout shall be made at the end of the applicable performance period and prorated for service during the performance period.

ARTICLE VI.

GENERAL

6.1. Amendment and Termination of Plan. The Board of Directors of the Company may from time to time amend, modify, or otherwise alter the Plan or any provision thereof, or discontinue or terminate the Plan; but no amendment or discontinuance of the Plan shall, without the written consent of the Holder, adversely affect the Holder’s Stock Option, Stock Appreciation Right or Award.

6.2. Continued Employment; Rights in Options and Awards. Neither the Plan, participation in the Plan as a Participant, or any action of the Committee taken under the Plan shall be construed as giving any Participant or employee of the Company or a Subsidiary any right to be retained in the employ of the Company or a Subsidiary or limit the right of the Company or a Subsidiary to terminate the employment of the Participant or employee.

6.3. Other Compensation Plans. Neither the adoption of the Plan nor anything contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing other or additional compensation arrangements, or discontinuing or terminating such arrangements, and such other arrangements may be either generally applicable or applicable only in specific cases.

6.4. Certificates for Shares; Registration. The Company shall be under no obligation to any Participant to register for offering or resale under the Securities Act of 1933, or register or qualify under state securities laws, any Shares, security or interest in a security paid or issued under, or created by the Plan. The Company may issue certificates for Shares with such legends and subject to such restrictions on transfer and stop transfer instructions as counsel for the Company deem necessary or desirable for compliance by the Company with federal and state securities laws.

6.5. No Rights as Shareholder. No Stock Option, Stock Appreciation Right or Award shall entitle the Holder to any dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of the Shares that are the subject of the Option, Right or Award, free of all applicable restrictions.

6.6. No Assignment or Transfer of Interests. No Stock Option, Stock Appreciation Right or Award shall be assignable or otherwise transferable by the Holder except as provided for herein in the case of death of the Holder. If a Holder makes an assignment or transfer in violation of this Section 6.6, any obligation of the Company with respect to such Option, Right or Award shall thereupon terminate.

6.7. Compliance with Laws and Regulations. The Plan is intended to satisfy the conditions of Rule 16b-3, as amended from time to time, as promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended from time to time, and all interpretations of the Plan shall to the extent permitted by law, regulations and rulings, be made in a manner consistent with and so as to satisfy the conditions of Rule 16b-3. Additionally, in interpreting and applying the provisions of the Plan, any Stock Option granted as an Incentive Stock Option pursuant to the Plan shall to the extent permitted by law, be construed as an “incentive stock option” within the meaning of Section 422 of the Code.

6.8. Withholding of Taxes. The Company may require the Holder to pay to the Company the amount of any withholding taxes which the Company is required to withhold with respect to the grant, exercise, payment or settlement of any Stock Option, Stock Appreciation Right or Award. In such instances, the Committee may, in its discretion and subject to the Plan and applicable law, permit the Holder to satisfy withholding obligations, in whole or in part, by paying cash or by electing to have the Company withhold Shares, or to transfer Shares to the Company, in such amounts as are equivalent to the Fair Market Value of the withholding obligation.

6.9. No Trust or Fund. The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or Shares, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

6.10. Governing Law. The Plan and all interpretations of its provisions shall be governed by the laws of the State of Washington and applicable Federal laws.

6.11. Severability. If any provision of the Plan or any Stock Option, Stock Appreciation Right or Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Option, Right or Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Option, Right or Award, such provision shall be stricken as to such jurisdiction, person or Option, Right or Award, and the remainder of the Plan and any such Option, Right or award shall remain in full force and effect.